COMMISSION-BASED AGENT AGREEMENT

This Commission-Based Agent Agreement (this “Agreement”) is made and entered into as of [●], by and between Financial Agency Group, a Wyoming corporation (the “Company”), and [●], an individual or entity (the “Agent”).

1. Appointment

Subject to the terms of this Agreement and applicable law, the Company hereby appoints the Agent as a non-exclusive, independent referral agent to introduce prospective investors to the Company solely in connection with its offering of securities pursuant to Regulation A under the Securities Act of 1933, as amended (the “Offering”). The Agent hereby accepts such appointment.

2. Scope of Services

The Agent shall only:

•Introduce prospective investors to the Company;

•Refrain from providing any investment advice, making recommendations, or negotiating offering terms;

•Avoid participation in the preparation of offering documents or subscription materials;

•Not engage in general solicitation or public advertising unless expressly authorized under applicable securities laws and approved in writing by the Company;

•Not handle any investor funds, securities, or subscription documents.

The Agent acknowledges that it is not a broker-dealer registered with the SEC or any state, and agrees to operate strictly within the non-broker exemption safe harbor provided by Rule 3a4-1 of the Securities Exchange Act of 1934.

The Agent further agrees to comply with all applicable federal and state securities laws, including those governing “finders,” and will not take any action that would require it to be registered as a broker-dealer under U.S. law.

3. Compensation

If, and only if:

•An investor introduced solely by the Agent subscribes for securities directly with the Company;

•The Company accepts the subscription and issues securities to such investor; and

•The Company receives full payment of the subscription amount,

then the Company shall pay the Agent a commission equal to [●]% (to be determined at the time of agent engagement) of the gross proceeds received from such investor.

No commission shall be payable:

•With respect to any investor not directly introduced by the Agent;

•For investments made by Company officers, directors, employees, prior investors, or related parties;

•If such payment would violate any securities law, regulation, or SEC guidance.

The Agent shall not be reimbursed for any expenses unless pre-approved in writing by the Company.

The Company reserves the right to reject any investor introduced by the Agent in its sole discretion and without liability.

4. Term and Termination

This Agreement shall remain in effect until terminated by either party with five (5) business days’ prior written notice. Termination shall not affect the Agent’s right to receive commissions on subscriptions previously accepted and funded during the term of the Agreement.

5. Independent Contractor

The Agent shall act solely as an independent contractor. Nothing in this Agreement shall be deemed to create an agency, partnership, joint venture, or employment relationship. The Agent shall be solely responsible for its own taxes, insurance, and compliance obligations.

6. Representations and Warranties

The Agent represents and warrants that:

•It is not subject to statutory disqualification under Rule 262 of Regulation A;

•It is not a party to any agreement or under investigation that would impair its ability to perform under this Agreement;

•It will promptly notify the Company of any regulatory inquiry, investigation, or litigation that may arise in connection with its activities under this Agreement.

7. Confidentiality

The Agent agrees to keep confidential all non-public information obtained in connection with this Agreement and not to disclose such information to any third party unless legally required or authorized in writing by the Company.

8. Indemnification

The Agent shall indemnify and hold harmless the Company and its officers, directors, and affiliates from and against any losses, liabilities, claims, damages, or expenses (including legal fees) arising out of or relating to any breach of this Agreement or any violation of applicable law by the Agent. The Company shall indemnify the Agent for actions taken in good faith within the scope of this Agreement, unless such actions involve negligence, fraud, or misconduct.

9. Compliance with Rule 3a4-1

The Agent agrees and acknowledges that it shall operate solely within the boundaries of the SEC’s Rule 3a4-1 Safe Harbor, and shall not engage in any activities that would constitute acting as a broker-dealer without appropriate registration. The Company shall have the right to immediately terminate this Agreement upon any indication of a breach of this provision.

10. Miscellaneous

•Governing Law: This Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

•Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written discussions.

•Amendments: Must be in writing and signed by both parties.

•Notices: All notices shall be in writing and delivered to the parties at the addresses below or to such other address as may be designated by either party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FINANCIAL AGENCY GROUP
By: ___________________________
Name: Rahul Malhotra
Title: Chief Executive Officer
Address:
255 S Orange Avenue
Suite 104 #1261
Orlando, FL 32801
United States

AGENT
By: ___________________________
Name: [●]
Address: [●]